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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. __ )*
                                  -----------

                            MetaSolv Software, Inc.
   -------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
   -------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  591393 10 3
                 ---------------------------------------------
                                (CUSIP Number)


                               December 31, 1999
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule
 is filed:                                         [   ] Rule 13d-1(b)
                                                   [   ] Rule 13d-1(c)
                                                   [ X ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 591393 10 3                                     PAGE 2 OF 5 PAGES
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------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Michael J. Watters

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            4,109,433

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,109,433

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,109,433
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      11.92%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
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---------------------                                    -----------------
CUSIP NO. 591393 10 3                                    PAGE 3 OF 5 PAGES
---------------------                                    -----------------
Item 1.

      Item 1(a)  Name of Issuer:
                 MetaSolv Software, Inc.

      Item 1(b)  Address of Issuer's Principal Executive Offices:
                 5560 Tennyson Parkway, Plano, Texas 75024

Item 2.

      Item 2(a)  Name of Person Filing:
                 Michael J. Watters

      Item 2(b)  Address or principal business office or, if none, residence:
                 2604 Cedarwood Court, McKinney, Texas 75020

      Item 2(c)  Citizenship:
                 United States

      Item 2(d)  Title of class of securities:
                 Common Stock

      Item 2(e)  CUSIP No.:
                 591393 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
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CUSIP NO. 591393 10 3                                    PAGE 4 OF 5 PAGES
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      (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.[ ]

Item 4.  Ownership.

      Item 4(a) Amount beneficially owned: 4,109,433. Includes shares of Common Stock held by The Watters Children's Trust, Mike and Carole Watters Charitable Remainder Trust and MCDA International Partnership, Ltd. The shares reflect the amount owned as of February 29, 2000 with the percent of class based on such ownership.

      Item 4(b)  Percent of class: 11.92%

      Item 4(c)  Number of shares as to which the person has:

                 (i)    Sole power to vote or to direct the vote: 4,109,433

                 (ii)   Shared power to vote or to direct the vote: 0

                 (iii)  Sole power to dispose or to direct the disposition of:
                        4,109,433

                 (iv)   Shared power to dispose or to direct the disposition of:
                        0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of a Group.

         Not Applicable.
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CUSIP NO. 591393 10 3                                    PAGE 1 OF 5 PAGES
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Item 10.  Certifications.

          Item 10(a)  Not Applicable.

          Item 10(b)  Not Applicable.



                                   Signature
                                   ---------

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.



March 1, 2000                   /s/ Michael J. Watters
                           -------------------------------
                                    Michael J. Watters